Exhibit 14.1

Ethical business is good business.

Integrity is central to our identity and at the heart of all we do.

Griffon Corporation is committed to maintaining the highest standards of conduct. Ethical behavior is morally right and legally required, and requires your personal commitment, the same kind of commitment that we believe you and your fellow employees expect for themselves and the Company from others.

The good name and reputation of Griffon and its businesses are fundamental to our continued success.Each one of us has a personal responsibility to ensure that this reputation remains unblemished by conducting our business in an honest and ethical manner in compliance with all applicable laws and regulations.

The Code of Business Conduct and Ethics cannot address every situation our personnel may encounter, nor is it a strict list of do’s and don’ts. Rather, it is a basis for you to make sound moral and ethical judgments in business dealings. Other Company policies, practices and procedures, as well as sound common sense, also apply.

The Company will schedule periodic training sessions on matters related to the Code. At the conclusion of these sessions, you will be given a statement to sign confirming your review of the Code and your attendance at the training sessions. A copy of this acknowledgment will be placed in your personnel file.

As a company, we are committed to the Code, and we require our personnel to adhere to it. Accordingly, we urge you to report suspected violations of the Code to your Ethics Liaison Officer, your supervisor or any of the officers responsible for your division.If you wish to report suspected violations anonymously, or if you feel that reports of suspected violations have been ineffective, we urge you to use the “Compliance Line” reporting process.

If at any time you have questions about the Code, contact your supervisor, you local Human Resources representative, your Ethics Liaison Officer, or Griffon’s Ethics Officer.

Remember, ethical behavior is at the heart of all good businesses.

Table of Contents

How to use this information

Ethics decision making process

Ethics policy and principles

Respect and concern for others

Conflicts of interest

Corporate opportunities

Insider trading

Gratuities and business courtesies

Company books, records and reports

Responding to Investigations and Legal Action

Disclosure of material information

Using Company resources

Product integrity

Employee health and safety and the environment

Protecting information

Antitrust and competition

Export, import and antiboycott compliance

Doing business with the government

Recruiting government employees

Procurement integrity

Lobbying expenditures

Problem reporting and resolution

Enforcement

Amendments and Waivers

Where to go for help

How to use this information

Griffon’s Code of Business Conduct and Ethics is the cornerstone of our Ethics Program and applies to all employees, officers and directors of the Company (referred to in the Code as “personnel”). This document provides you with a general overview of our policies and procedures as well as guidelines of conduct in various scenarios. It is not intended as a definitive description of every corporate policy that may apply to you.

For a detailed explanation of the additional policies and procedures that govern your actions in the workplace, talk with your supervisor and/or Human Resources, or the Ethics Liaison Officer.

Operating globally

Because we do business all around the world, on occasion our personnel will find themselves subject to multinational laws and regulations they may not be familiar with. It is our expectation that every employee, officer and director knows, follows and respects the laws of the land in which they work. In cases where these laws and cultural customs differ from the Code, it is our expectation that our personnel will follow whichever requires the highest standard of ethical conduct.In other words, behavior following local “norms” may not be followed if they conflict with the Code; and if local rules are stricter than those permitted by Griffon in other jurisdictions, the stricter local rules must be complied with.

Ethical

decision

making process

It is not always easy to determine the right thing to do in a particular work situation. Sometimes because of the complexity of the situation, the decision is not clear cut. Sometimes you may face situations in which the path you are considering, although not a violation of the law or policy, does not seem to be the “right thing to do.” In such cases, it is important to consider the matter in the context of our ethical philosophy and principles. To assist you, the decision making process provides a consistent approach to the evaluation of an ethical dilemma.

A good ethical decision making process includes the-following elements:

REVIEW THE SITUATION AND HOW YOU FEEL ABOUT IT

•   Is it legal?

•   Is it ethical

•   Do I believe that it makes the Company or me “walk too close to the line”?

•   Is it consistent with Company beliefs, policies and operating procedures?

•   Does it accurately project the corporate image?

•        How comfortable would I be explaining my actions in front of national television news cameras?

•        How comfortable would I be if my decision was published in the newspaper?

•   Would I do the same thing if a loved one, boss or friend were watching?

USE YOUR RESOURCES

•        What policies should I consult with for additional information, assistance or advice?

•        Who should I consult with if I have further questions or concerns?

Ethics policy

and principles

Ethics Policy:It is Griffon’s policy to conduct its business honestly, ethically and in accordance with all applicable laws. We expect all personnel to conduct themselves with the highest standards of business conduct.

Ethics Principles

Doing what’s right is the guiding principle of Griffon. This includes:

•            Honest and ethical conduct at all times

•            Full, fair, accurate, timely and understandable disclosure in all public communications

•            100% compliance with applicable laws, rules and regulations

•            Fair dealing with our customers, suppliers, competitors and employees, including properly maintaining the confidentiality of sensitive information

•            Protection and proper use of Company assets

•            The prompt internal reporting of violations of this policy to appropriate personnel

•            Accountability for adherence to these standards

Why is this important?

First and foremost, because our shared vision of creating the most trusted source of the products and services is central to who we are as a company. Second, because it has proven to be a foundation for our success. To demonstrate anything less than complete honesty, integrity and fairness to our customers, suppliers, shareholders and each other can undermine what we are all working so hard to build.

Your role

The decisions you make on a daily basis not only affect the Company’s bottom line, they also affect our reputation. That’s why we expect you to do the right thing, for the right reason, in the right way, every time. And while it’s the personal responsibility of each of us to strive to succeed in all our business endeavors, this success must never come at the expense of our ethical standards.

To that end, it is the personal responsibility of each of us to ensure that the Company’s business is conducted in absolute compliance with applicable laws and Company policies. Should any questions or possible violations be observed, it is the responsibility of all personnel to share their concern with appropriate Company management.

Respect

and concern

for others

Policy: It is Griffon’s policy to provide a work environment which affords all employees the opportunity to contribute to the best of their abilities. For this reason, Griffon will not tolerate discrimination, harassment/sexual harassment, or physical or verbal threats. The Company’s policy on equal employment opportunity prohibits discrimination based on an individual’s race, color, religion, national origin, gender, sexual orientation, age, physical or mental disability, service in the uniformed services, or any characteristic protected by law.

Why is this important?

Preventing harassment, discrimination and threats is a matter of respecting each other’s rights and dignity, which is a basic value at Griffon.

Griffon’s employees and business associates are entitled to conduct their business in a work environment free of these distractions and to work in an environment that is not “hostile”. To help ensure such an environment, we must all take any discrimination, harassment or threat seriously and promptly advise appropriate management.

Your role

As an employee, officer or director, you are responsible for your actions while conducting Company business and are expected to treat co-workers, vendors, clients, customers and contractors with respect. Personnel who do not uphold such conduct will be subject to disciplinary action which may include termination of employment with Griffon. Working together to support these standards of conduct will create an environment of respect and concern for others.

Conflicts of

interest

Policy: It is Griffon’s policy that all personnel must avoid any conflict, or even the appearance of a conflict, between their personal interest and the interest of the Company, unless it has been specifically described to and approved by theCompany. A conflict of interest may exist when a person’s private interest and the interests of the Company intersect. A conflict situation can arise when one of our personnel takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Unless disclosed and approved, neither our personnel, nor their immediate family members, may be involved with any business that competes or does business with Griffon.

Why is this important?

Griffon has an obligation to its customers, vendors and shareholders to ensure that business decisions are based on quality, price, delivery, service, experience and reputation. Further, business decisions must not be influenced by personal considerations or interests.

Your role

Seek guidance when you or a family member are involved in an activity, or have a personal interest, which could affect your objectivity in performing your duties and responsibilities at Griffon. Keep in mind that an actual conflict of interest does not need to be present to constitute a violation of this policy. Activities that create the appearance of a conflict of interest must be fully disclosed before actions are taken which could impact the reputation of Griffon or our personnel. Seek advice from Human Resources or the Ethics Liaison Officer for further guidance on how to make a disclosure.

Corporate Opportunities

Policy: It is Griffon’s policy that employees, officers and directors will not take for personal use, or for use by their immediate family member, any business opportunity learned of as a result of such individual’s position with the Company. For example, no employee, officer or director should acquire any participating interest, direct or indirect, in any entity or venture when he or she knows that the Company may take or is taking steps to acquire any interest in such entity or venture.

Why is this important?

Our personnel and their immediate family members are not to use Company property, information or position for personal gain.Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Your role

To the extent that you learn of a business opportunity that is within the Company’s existing or proposed lines of business, you should inform your supervisor, the Ethics Liaison Officer or the Board of Directors of the business opportunity and refrain from personally pursuing the matter until such time as the Company decides to forego the business opportunity.

Insider trading

Policy: It is Griffon’s policy that personnel must not benefit from, or enable others to benefit from, trading in securities/stocks based on material information not available to the general public.

Why is this important?

First and foremost, insider trading is illegal and the consequences of insider-trading can be severe, including loss of employment, substantial fines and/or imprisonment. It is also a violation of Griffon’s policy to trade Griffon stock while in possession of material nonpublic information.

Information may be considered material if:

•        An investor considers it important when deciding whether to buy or sell securities/stocks

•        Information could be viewed as altering the “total mix” of information made publicly available

Examples of material information may include (but not limited to):

•   Mergers, acquisitions and divestitures

•        Significant new product developments

•        Revenues or earnings information

Your role

If you have material nonpublic information about Griffon or other companies due to your role with Griffon, you are prohibited from trading in those companies’ securities/stocks, as well as from communicating such information to family, friends or any other person.

Consult your Ethics Liaison Officer and the Company’s Policy on Insider Trading for further guidance.

Gratuities

and business

courtesies

Policy: It is Griffon’s policy that its personnel and representatives must conduct business with customers (including U.S. and foreign governments) and vendors on the basis of service, quality, performance and price without giving or accepting anything of value that could influence or appear to influence the outcome of a transaction. Further, it is against the law for employees or representatives of a U.S. corporation to give anything of value, directly or indirectly, to an official of another country in order to obtain or retain business or influence an official act or decision. In certain countries, businesses or entities may be owned by the local government, and people that you think of as working for an entity may actually be government employees.

Why is this important?

To ensure the integrity of our business transactions and to comply with applicable laws, sales, purchases and other business decisions must not be influenced or appear to be influenced by gifts or gratuities. Further, the Company has a long-standing tradition of not doing anything that might cause others to potentially violate the law or the policies of their employer.

Gratuities are defined as items of value (cash, goods, services, use of property, etc.) that are given voluntarily and not in return for, or in anticipation of, a reciprocal service or courtesy.

Business Courtesies are reasonable accommodations (meals, refreshments, entertainment, transportation or lodging, etc.) that may be offered or received only in connection with marketing, product information, procurement, public relations or other business activities of the Company.

Your role

Giving Gratuities and Business Courtesies — You should not offer or approve an offer for a gratuity or business courtesy which could be interpreted as an attempt to gain an unfair business advantage. Providing gratuities or business courtesies directly or otherwise to Government officials needs to be handled in accordance with applicable law. Very specific rules apply to business courtesies and gratuities offered to U.S. Government employees. There are also specific rules that govern business courtesies and gratuities offered to employees of certain types of companies that are dependant on government funding, such as hospitals.

Receiving Gratuities and Business Courtesies — You should not solicit any gratuity or business courtesy at any time. In addition, you should not accept a gratuity or business courtesy if doing such could create an actual or perceived influence or unfair advantage in conducting business with Griffon.

Consult your Ethics Liaison Officer and local internal policies for further guidance.

Company

books, records

and reports

Policy: It is Griffon’s policy that books and records must be maintained in accordance with proper accounting practices and all applicable laws and regulations. All time and costs must be accurately and completely recorded in a manner that can be easily audited. No false, misleading or artificial entries may be made in the books and records of the Company. Griffon is firmly committed to complying with all applicable laws and regulations relating to the preservation of records.  Record retention is to be administered on a non-discretionary basis in accordance with applicable internal policies.

Why is this important?

As a public company there can be no compromise in the proper maintenance of our books, records and reports. The information from these records becomes a building block for our public reports to shareholders and regulators as well as for prices charged to our customers. Incorrect time charging or other business entries violate the trust of our customers, shareholders, and vendors and may also violate the law.

Your role

Accuracy of the Company’s books and records begins with each of us. Whether the records are time cards, expense reports, general accounting records, or purchasing or manufacturing records, each of us has a personal responsibility to ensure that every document is complete and accurate. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities.  However, Company records should be disposed of routinely at the end of the retention period set forth in the applicable internal record retention policy.

Responding to investigations

and legal action

Policy:  Griffon takes seriously its responsibility to cooperate with government audits, investigations and inquiries. In this situation, Griffon strictly prohibits destroying or altering any documents or electronic records, lying to or misleading an investigator, or obstructing the collection of information.

Why is this important?

Griffon values the trust placed in our company. We face a significant risk of damaging that trust and our reputation when we are involved in an investigation or litigation. We must pay particular attention to conducting our business and ourselves according to the highest standards of business ethics. The Company can face substantial legal penalties for improperly destroying information or records or obstructing an audit or investigation.

Your role

You are required to cooperate in internal investigations. You must never destroy or alter any documents or electronic records, lie to or mislead an auditor or investigator, or obstruct the collection of information relating to an audit or investigation.  In general, you will be notified when documents are to be preserved (even if their destruction would otherwise be called for by the records retention policy that applies).  However, even in the absence of such a notification, if you ever have any doubts about whether it is appropriate to destroy a document under the records retention policy, please contact your Ethics Liaison Officer before doing so.

You must notify your Ethics Liaison Officer or the Legal Department immediately if you learn that a government agency or any third party is conducting an investigation or asking for information pertaining to a suspected violation of law.

Using

Company resources

Policy: It is Griffon’s policy that Company resources are provided for the purpose of serving the business interests of the Company and may not be used for any illegal purpose, to support a personal business venture, for political purposes or any purpose which would cause embarrassment to Griffon. Personnel have no expectation of privacy in their use of Company property. Excessive personal use of Company property is prohibited as well. Downloading, storing or transmitting information which contains obscene or explicit language or images that are offensive are also prohibited.

Why is this important?

Our continued success depends on the appropriate and effective use of Company resources to benefit the organization as a whole. Improper use for non-business purposes could reduce profit to our shareholders, increase prices to our customers and, ultimately, result in decreased business and fewer jobs.

Griffon defines Company resources as facilities, equipment (including computers and phones), electronic and telecommunications media as well as any proprietary information that are used for conducting business.

Your role

Treat all Company resources with respect and keep in mind that access to these resources is a privilege. Use common sense when using e-mail, telephones, faxes or other Company resources and ensure that such use is not inappropriate, excessive or interfering with your responsibilities as an employee of Griffon. Remember that all software is to be used in accordance with applicable license agreements. Use of unauthorized computer software violates Company policy and may be in violation of federal copyright statutes.

Product

integrity

Policy: The Company is committed to providing products and services which are safe and which meet or exceed customer expectations of safety, reliability, quality and performance. Products and services must be accurately represented to our customers.

Why is this important?

Deficiencies in product quality, safety, design or installation may place the well being of customers, employees or others at risk. Any such deficiencies in product integrity must be reported promptly.

Your role

It is imperative that all employees design, manufacture and test our products in strict accordance with all contract requirements. Products and services must be accurately represented to our customers.

Employee

health and

safety and the

environment

Policy: It is Griffon’s policy that all personnel must comply with all applicable environmental and health and safety laws and regulations. Other than authorized security personnel, and subject to applicable law, no personnel may carry firearms, explosives, incendiary devices or any other weapons on Company premises, or while conducting Company business. This applies even to personnel who have a permit or license to carry a weapon. Similarly, Griffon     strictly prohibits acts of physical intimidation, assaults, or threats of violence by any of its employees. Violations of this policy are not tolerated.

Why is this important?

The U.S. Government and many Governments of countries where we do business have established strict standards for the storage, use, treatment and disposal of a wide variety of materials for the assurance of employee health and safety. Failure to conduct our operations properly can have serious and damaging consequences for our employees, neighborhoods, customers, shareholders and the environment.

We are committed to not only comply with but, through continuous improvement programs, strive to exceed applicable environmental and employee health and safety standards by:

•            Ensuring a safe work environment for all employees

•            Eliminating or minimizing the generation of hazardous and other wastes

•            Conserving energy, water and raw materials

The Company is committed to maintaining a safe workplace. Personnel are expected to know and comply with appropriate facility safety rules. Deficiencies in workplace safety should be reported promptly to management.

The use, possession or distribution by any employee of any illegal drug, illegally used prescription, controlled substance or alcoholic beverage on Company premises — or anywhere else in a manner which may harm the safety of any employee, the quality or efficiency of Company work or the general reputation of the Company — violates the Code, and may violate applicable law.

Your role

You should be aware of your surrounding environment and help operate our business in a compliant and responsible manner which will protect our employees, our communities and our environment. All personnel should be aware of the environmental, health and safety policies and procedures applicable to their business and strictly adhere to them. Personnel should never bring a weapon onto Company premises or commit or threaten acts of physical violence.  Personnel who are aware that anyone on the premises has a weapon or is threatening physical violence should contact the Human Resources Department immediately.

Protecting

information

Policy: It is Griffon’s policy to proactively safeguard all information that could be reasonably considered Company sensitive as a means of preserving Griffon’s integrity and protecting our competitiveness, profitability and security in dealing with all outside parties. It is also Griffon’s policy to not use another company’s proprietary information without their permission.

Why is this important?

Unauthorized disclosure of Company sensitive information, or unauthorized possession or use of someone else’s sensitive information, could disadvantage the Company competitively, could compromise customer trust in Griffon and may expose the Company and the employee to legal liability.

Employees must be familiar with established policies and procedures that govern the protection of information. This may include:

•            Company sensitive information

•            Third party proprietary data

•            Employee personal data

•            Government classified information

If governing laws are violated, the Company and the person or persons involved in the violation could face substantial fines and/or imprisonment.

Your role

You must take care in protecting the Company’s proprietary information which includes both technical and non-technical information. This duty to maintain the confidence of the Company’s proprietary information extends even beyond the term of your employment with the Company.

Additionally, using another company’s proprietary information without their permission can have serious implications for you and Griffon. Using unauthorized proprietary information of others, including that of competitors, customers, suppliers or individuals, could expose the organization to legal liability. You should never share proprietary information belonging to any previous employer with any person at Griffon.

When in doubt, seek guidance and remember — your obligation to protect Griffon’s proprietary information extends not only to your period of employment, but also after your employment with Griffon ends.

Export,

import and

antiboycott

compliance

Policy: It is Griffon’s policy to abide by applicable export and import rules and regulations whenever and wherever Griffon’s business is being conducted. Sharing, selling, giving, receiving or otherwise transferring Company products, services or technical data to or from a foreign person or entity must be in compliance with export and import rules of the United States and the foreign territory. In addition, there are anti-boycott laws and regulations which prohibit us from assisting in the boycott of another country.

Why is this important?

In today’s global economy, providing or receiving hardware, software, services or technical data to and from a foreign company can be a highly complex process. Not only do you need to be aware of and comply with our country’s import/export laws, you must also act in accordance with the laws and regulations of the applicable Government that controls such technology transfers. Certain licenses or other Government approvals may be required to export or import products, services or technical data. Noncompliance with the export and import laws and regulations can result in serious fines for Griffon and may even include a loss of export privileges or debarment as a federal contractor. Moreover, Griffon may not cooperate with, and must report to the U.S. Government, requests that are prohibited by the U.S. anti-boycott laws and regulations.

Your role

Early coordination with Company experts is critical. Export and import regulations are often complex and based on the type of goods, technology or services being exported or imported and the intended destination. The identity of the customer and the intended end user (if different) is also critical.

Compliance with export controls is more than simply shipping product overseas. It may also include any visual disclosure or discussion involving technical data with any foreign persons, abroad or in the U.S., including foreign national employees, consultants, temporary employees or contract laborers.

You should seek help and guidance before taking action which could expose you or the Company to violations of import, export or anti-boycott regulations.

Antitrust

and

competition

Policy: It is Griffon’s policy and good business to obey the antitrust and competition laws of every country where we do business.

Why is this important?

The consequences of failing to follow antitrust and competition laws can be severe. Often this results in the violator being subject to criminal penalties, including imprisonment and/or significant fines as well as exposure to damages.

Certain types of conduct clearly violate U.S. antitrust laws and the competition laws of countries where business is being conducted. This type of conduct includes:

•            Price fixing

•            Bid rigging

•            Market allocations of customers or territories

•            Group boycotts

Other types of conduct may or may not violate U.S. antitrust laws or the competition laws of countries where the Company does business. Employees must check with the Ethics Liaison Officer before engaging in such conduct, especially the following:

•            Tying arrangements — requiring procurement of a Company product or service in order to be able to buy another Company product or service.

•            Exclusive dealing arrangements and requirements contracts.

Your role

Personnel should have a general awareness of the types of business arrangements that have antitrust implications and contact the Ethics Liaison Officer before entering into such arrangements. Personnel should promptly report potential antitrust/competition violations to the Ethics Liaison Officer.

Doing

business with

the government

Policy: It is Griffon’s policy and good business to obey the laws of every country where we do business. It is also the policy of Griffon to deal with government representatives in an honest and ethical manner and to comply with government procurement rules and procedures.

Why is this important?

Violations of applicable laws and regulations in performing under U.S. and foreign government contracts can lead to substantial fines and penalties and in severe cases, suspension or debarment from receiving government contracts. These laws prohibit conduct that might unfairly favor one contractor over another during government procurement. Such conduct may include making employment offers or offering gratuities or business courtesies to government procurement officials, or acquiring confidential source selection information related to the government procurement. Many government contracts require us to provide information in connection with government audits and, in some instances, in connection with the negotiation of prices. When required by law, all Griffon personnel must ensure that the information we provide is current, accurate and complete.

U.S. Government contractors are required to timely disclose whenever, in connection with the award, performance, or closeout of a contract or any subcontract, the contractor has credible evidence that a principal, employee, agent or subcontractor of the contractor has committed: a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations or a violation of the civil False Claims Act. The disclosure requirement for an individual contract continues at least 3 years after final payment on the contract.

Your role

All personnel must exercise discretion, use sound business judgment and comply with applicable laws and regulations in dealing with governments in all countries in which we operate. It is expected that Griffon personnel will deal with government representatives in an honest and ethical manner and avoid any circumstance that could be considered as deceitful or fraud, creating the appearance of an impropriety, or a conflict of interest. Report any suspected violation by employees or subcontractors regarding fraud, conflict of interest, bribery, prohibited gratuities or the False Claims Act to the Ethics Liaison Officer immediately.

Recruiting

government

employees

Policy:  It is Griffon’s policy to conduct its recruiting and hiring practices of government employees in accordance with laws and regulations in which the Company operates and not create the appearance of an impropriety in this regard. Solicitation for employment, employment discussions and employment offers to current or former government officials (including military officers) must be made in accordance with the laws and regulations governing post-government employment.

Why is this important?

Current and former U.S. government employees are subject to federal laws and regulations that may limit the ability of the Company to recruit and hire certain individuals, and may limit the activities they may be able to perform for the Company. Depending on the circumstances, it may be against the law for you and that person to discuss potential employment with Griffon. Additionally, prior to engaging in employment discussions with government officials in other countries, guidance should be sought to ensure compliance with local country laws and regulations.

Your role

Griffon personnel, or anyone acting on our behalf, are prohibited from engaging in employment discussions with certain current U.S. Government employees. This means that you must not even discuss the possibility of employment with a current U.S. Government employee until they have formally notified their superior of such employment discussions.

Whether dealing with a U.S. government employee or government employee from another country, guidance should be obtained through the Ethics Liaison Officer to determine whether their employment could create a conflict of interest and/or a possible violation of law.

Procurement

integrity

Policy: It is Griffon’s policy to compete fairly and ethically in all of its business dealings. As part of this process, personnel must strictly comply with the laws, rules and regulations that apply to U.S. government procurements. Personnel are prohibited from attempting to improperly obtain a competitor’s bid or proposal information or any government source selection information.

Why is this important?

We are expected to deal fairly and honestly with customers, competitors, public agencies and subcontractors by ensuring that no data concerning customers or competitors is obtained or solicited in violation of law or regulation, and the confidentiality of procurement information is properly maintained.

For U.S. government procurements, there is a ban on either obtaining or disclosing certain contractor bid or proposal information or government source selection information. This includes competitive information submitted to a government agency as part of, or in connection with, a bid or proposal to enter into a government procurement contract. This may also include nonpublic information which has been prepared for use by the procuring agency in the evaluation of a contractor’s bid or proposal. These procurement integrity restrictions apply to everyone involved in U.S. government procurement and it applies until the contract is awarded.

Your role

Always exercise caution should a third party offer to provide you with bid, proposal or source selection information and pay special attention to receiving or disclosing marketing intelligence, which may include competitor’s price, cost data or program evaluation criteria.

Finally, all personnel involved with any aspect of government procurement must keep in mind that other confidentiality and nondisclosure restrictions may apply.

Lobbying

Expenditures

Policy: It is Griffon’s policy to comply with all laws relating to political contributions and lobbying expenditures.

Why is this important?

The Company is limited by law regarding expenditures for lobbying activities, contributions to political parties or candidates and expenditures regarding ballot measures.

Contributions that are governed by our policy include more than just cash donations.  They also include any costs incurred by the Company on behalf of any political party or candidate for political office, or any ballot measure, including, for example, postage, internal or purchased items such as graphics and printing, tickets to fund raisers and similar events, and the wages and benefits of employees for any time that they may spend during regular working hours in connection with such matters.

Your role

Personnel are encouraged to participate in the political process as good citizens, but those activities must be engaged in during their own time and at their own expense and may in no way be expressed as representing Griffon.

Problem

reporting

and resolution

Policy: It is Griffon’s policy that if you have knowledge of any activity that is or may be a violation of the Code, you should promptly report such activity to your supervisor, another member of management, Human Resources, the Ethics Liaison Officer, or anonymously through the Ethics Compliance Line at [XXX-XXX-XXXX]. Harassment of, or retaliation against, an employee for making a disclosure to the Ethics Liaison Officer or any member of management is prohibited by Company policy. Deliberately making a false report is also prohibited.

Why is this important?

Unethical behavior is wrong and can damage the Company. At Griffon, we believe upholding the Code is everyone’s responsibility. To that end, we’ve worked hard to create a culture of shared accountability, where everyone feels free to bring any ethical concerns forward.

Unfortunately, rules are sometimes broken. The Company must know about these violations so prompt and appropriate action may be taken. To help ensure the Code is enforced, all personnel should understand and accept their responsibility to report any violations and know they can do so without fear of retaliation. If any employee feels that he or she has been retaliated against for helping to uphold the Code, it is the policy of the Company to take immediate action.

Reports to the Ethics Liaison Officer may be made anonymously using the Ethics Compliance Line in the United States.

Your role

Employees are urged to seek answers or clarification if there are any doubtful or “gray” areas. We urge all employees to seek answers to questions concerning ethical behavior before it becomes a problem. Whether you speak to your supervisor, or someone in Human Resources, the Ethics Liaison Officer, or call the Ethics Compliance Line there are multiple avenues available to you to raise your concerns or questions.

Enforcement

Anyone who suspects in good faith that the Code or a Company Policy has been violated has an obligation to report suspected violations to the Ethics Liaison Officer or to Griffon Corporation’s Ethics Officer. It is a breach of the Code for any manager or employee of the Company to retaliate or attempt to retaliate against any employee submitting such a report. The Company takes allegations of violation seriously and will investigate them. Violators will be disciplined.

To promote and maintain a corporate environment which encourages the disclosure of concerns or reports, Griffon has established a separate and independent “Compliance Line” procedure for the receipt, investigating and reporting of information and reports of violations, or suspected violations of the Code.

ETHICS OFFICER

Patrick L. Alesia has been designated the Corporate Ethics Officer for Griffon and all of its subsidiaries.

The Ethics Officer is responsible for the implementation of all matters relating to the Code, including establishing operating procedures, developing educational programs and materials for inclusion in the Company’s ethics training program, dissemination of the Code (including via electronic means), overseeing the Company’s “Compliance Line”, and investigating and reporting of information and reports of suspected or known violations of the Code. The Ethics Officer may seek legal advice and investigative assistance from in-house counsel or outside counsel, as appropriate.

1.            Ethics Liaison Officers

Each of the operating companies of Griffon Corporation shall designate an Ethics Liaison Officer. The Ethics Liaison Officers shall assist the Ethics Officer in all of his or her duties. The Ethics Officer may delegate such duties and responsibilities to the Ethics Liaison Officers as the Ethics Officer may deem appropriate and necessary.

2.             Reports

The Ethics Liaison Officers shall provide annual written reports to the Ethics Officer describing the activities associated with these responsibilities, including implementation of the Company’s Ethics Program.

The Ethics Liaison Officers’ written reports will include information concerning (i) “Compliance Line” calls, (ii) areas of investigation, (iii) status and disposition of “Compliance Line” calls and investigations, including disciplinary actions taken, (iv) educational and training programs conducted on matters related to the Code during the reporting period and (v) educational and training programs planned for the next reporting period.

3.                                            Reporting:  Suspected instances of improper conduct may be reported to:

ETHICS OFFICER
Name: Patrick L. Alesia
Griffon Corporation
Telephone: 516-938-5544 (ext. 221)

CLOPAY ETHICS LIAISON OFFICER
Name: David E. Troller
Clopay Corporation
Telephone: 513-770-3935

TELEPHONICS ETHICS LIAISON OFFICER
Name: Courtney Phillips
Telephonics Corporation
Telephone: 631-755-7759

AMES TRUE TEMPER LIASON OFFICER
Name: Chris Ebling
Ames True Temper, Inc.
Telephone: 717-730-2502

ETHICS COMPLIANCE LINE

Telephone: [XXX-XXX-XXXX]

•      For matters related to U.S. Government contracts:

DOD HOTLINE

DOD Inspector General Attn: Defense HOTLINE
Address: 400 Army Navy Drive
Washington, DC 22202-6884
Telephone: (800) 424-9098

Amendments and Waivers

The Code may be amended only by the Board of Directors of the Company.

Certain provisions of the Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to the Code should request such approval from the Ethics Officer, the Ethics Liaison Officer or their designees. Any waiver of the Code for any executive officer or director of the Company may be made only by the Board of Directors or a duly authorized committee of the Board of Directors. Any waiver of the Code for any other employee of the Company may be made by the Ethics Officer or the Ethics Liaison Officer. To the extent required by applicable law, rule or stock exchange regulation, all material amendments and any waivers for executive officers or directors will be disclosed publicly.

In some situations it may not be clear whether a provision of the Code of Business Conduct and Ethics is intended to apply to particular conduct. In such situations, the Board of Directors and the Audit Committee have full power and authority to interpret the Code in a manner that they believe reflects the intent of the Board of Directors, and no determination that the Code was not intended to apply to such conduct shall be deemed to be a waiver of the Code’s prohibitions.

Where to go

for help

If you want help resolving questions about the Code as it applies to any specific situation, you should utilize one of the resources listed in this document.

Resources

Leadership — Successive levels of leadership are available to discuss your ethical concerns or questions. They may refer you to a different supervisor, but in most circumstances this should be your first point of contact.

Human Resources — Contact your local Human Resources representative to assist with employee relations matters or as a general point of contact involving employee-related concerns.

Ethics Liaison Officer — Contact your Ethics Liaison Officer to answer questions, seek guidance, express concerns or report suspected violations of the Code.

Ethics Compliance Line — Griffon has a telephone Compliance Line, [XXX-XXX-XXXX], through which you may seek guidance or report suspected violations.  Your report may be made anonymously.  All information provided to the Ethics Compliance Line, including your identity, will be kept confidential to the extent reasonable possible in light of the Company’s investigation and reporting obligations.